CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Owlet, Inc. of our report dated March 25, 2022, relating to the financial statements of Owlet, Inc., which appears in the Prospectus Supplement of Owlet, Inc. dated March 25, 2022, which forms a part of this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah
March 25, 2022